MINUTES OF DIRECTORS MEETING
                                       OF
                         AMERICAN ALLIANCE CORPORATION

     A meeting of the Board of Directors of American Alliance Corporation was held on the 24th day of April, 1998, at 10:00 a.m. local time, at the offices located at Suite 216, 1628 West 1st Avenue, Vancouver, B.C., V6J 1G1.

     Present and participating at the meeting, either in person or telephonically and constituting a quorum, were Mr. Harmel S. Rayat, Mr. Kundan
S. Rayat, and Ms. Jasbinder Chohan, being all of the Directors of the Company. Mr. Harmel S. Rayat, the President, chaired the meeting. The minutes of the last regular meeting were read and they were approved.

     The first item of discussion brought before the Board of Directors was a discussion regarding the Company's 1998 Annual General Meeting with the following agenda: election of Mr. Harmel S. Rayat, Mr. Kundan S. Rayat and Ms. Jasbinder Chohan as Directors, authorize the Company's 1998 Stock Option Plan and reserve 1,750,000 common shares for issuance thereunder, ratify the appointment of Clancy and Co., PLLC as the Company's independent auditor and transact any other business that may come before the meeting. It was agreed to fix the close of business on May 15th, 1998 as the record date for the determination of shareholders entitled to an annual meeting notice and to vote at the meeting or any adjournment thereof, and that the meeting should take place on June 22nd, 1998 at the Company's office in Vancouver, located at Suite 216, 1628 West 1st Avenue, Vancouver, B.C., V6J 1G1, at 10:00 a.m. local time. Upon motion duly made, seconded and unanimously carried with all in favor, it was:

     RESOLVED, that the 1998 Annual General Meeting be set for June 22nd, 1998 at Suite 216, 1628 West 1st Avenue, Vancouver, B.C., V6J 1G1, at 10:00 a.m. local time, and that the close of business on May 15th, 1998 be the record date for the determination of shareholders entitled to an annual meeting notice and to vote at the meeting or any adjournment thereof.

     FURTHER RESOLVED, that the following items are to be on the agenda for the 1998 Annual General Meeting:

     a. Election of Mr. Harmel S. Rayat, Mr. Kundan S. Rayat, and Ms. Jasbinder Chohan as Directors.

     b. Authorize the Company's 1998 Stock Option Plan and reserve 1,750,000 common shares for issuance thereunder.

     c. Ratify the appointment of Clancy and Co., PLLC as the Company's independent auditor.

     d.   To transact any other business that may come before the meeting.

     There being no further business and upon motion duly made and seconded, the meeting was adjourned.


/s/ Harmel S. Rayat                                   /s/ Kundan S. Rayat
-------------------                                   -------------------
Mr. Harmel S. Rayat, President, Director              Mr. Kundan Rayat, Director

/s/ Jasbinder Chohan
--------------------
Ms. Jasbinder Chohan, Secretary, Treasurer & Director
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